Exhibit 10.3

Non-Qualified Stock Option Agreement

AirNet Communications Corporation, a Delaware corporation (the “Company”), hereby grants this 13th day of August, 2003 to Glenn Ehley (“Employee”), an option to purchase a maximum of Ten Million Eight Hundred Eighty Three Thousand One Hundred Six (10,883,106) Common Shares, at the price of $0.01 per share (“Option Price”), on the following terms and conditions:

1. Grant Under 1999 Equity Incentive Plan. This option is granted pursuant to and is governed by the Company’s 1999 Equity Incentive Plan (the “Plan”), as amended, and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on this date.

2. Grant as Non-Qualified Stock Option; Other Options. This option is a non-statutory stock option and is not intended to qualify as an Incentive Stock Option under Section 422A of the Internal Revenue Code of 1986 (the “Code”). This option is in addition to any other options heretofore or hereafter granted to the Employee by the Company, but a duplicate original of this instrument shall not effect the grant of another option.

3. Extent of Option if Employment Continues. Unless the vesting of the option accelerates as provided below in this Article 3, if the Employee has continued to be employed by the Company on the following dates, the Employee may exercise this option for the number of shares set opposite the applicable date:

Less than one year from the date hereof	–	0 shares

One year, but less than two years from the date hereof	–	5,441,553 shares

Two years from the date hereof	–	an additional 5,441,553 shares

In accordance with the terms of the Amended and Restated Employment, Severance and Bonus Agreement dated August 13, 2003 between Employee and the Company (the “Employment Agreement”), upon a “Termination Event” or a “Sale of the Company Termination Event” (as such terms are defined in the Employment Agreement), all of the unvested option will accelerate and be vested upon either of such events, and Employee will be entitled to purchase any and all of the 10,883,106 shares remaining unexercised under this option.

The foregoing rights are cumulative and, while the Employee continues to be employed by the Company, may be exercised up to and including the date which is ten (10) years from the date this option is granted. All of the foregoing rights are subject to Articles 4 and 5, as appropriate, if the Employee ceases to be employed by the Company or dies or suffers a Total Disability while in the employ of the Company.

4. Termination of Employment. If the Employee ceases to be employed by the Company, other than by reason of death or Total Disability as defined in Article 5, no further installments of this option shall become exercisable and this option shall terminate after the passage of ninety (90) days from the date employment ceases, but in no event later than the scheduled expiration date. In such a case, the Employee’s only rights hereunder shall be those which are properly exercised before the termination of this option.

5. Death; Disability. If the Employee dies while in the employ of the Company, this option may be exercised, to the extent of the number of shares with respect to which the Employee could have exercised it on the date of his death, by his estate, personal representative or beneficiary to whom this option has been assigned pursuant to Article 10, at any time within one year after the date of death, but not later than the scheduled expiration date. If the Employee suffers a Total Disability (as defined in the Plan), this option may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of the Employee’s Total Disability, at any time within one year after the date of the Employee’s Total Disability, but not later than the scheduled expiration date. At the expiration date of such one year period or the scheduled expiration date, whichever is the earlier, this option shall terminate and the only rights hereunder shall be those as to which the option was properly exercised before such termination.

6. Partial Exercise. Exercise of this option up to the extent above stated may be made in part at any time and from time to time within the above limits.

7. Payment of Option Price. Payment of the purchase price for options exercised by the Employee shall be made: (i) in United States dollars in cash or by check, (ii) with the consent of the Company, through delivery of shares of Common Stock having a fair market value as of the date of the exercise equal to the cash exercise price of the options, (iii) any other form of payment acceptable to the Company, or (iv) any combination of subparagraphs 7(i), 7(ii) and 7(iii).

8. Agreement to Purchase for Investment. By acceptance of this option, the Employee agrees that a purchase of shares under this option will not be made with a view to their distribution, as that term is used in the Securities Act of 1933, as amended, unless in the opinion of counsel to the Company such distribution is in compliance with or exempt from the registration and prospectus requirements of that Act, and the Employee agrees to sign a certificate to such effect at the time of exercising this option and agrees that the certificate for the shares so purchased may be inscribed with a legend to ensure compliance with the Securities Act of 1933.

9. Method of Exercising Option. Subject to the terms and conditions of this Agreement, this option may be exercised by prior written notice to the Company, at the principal executive office of the Company, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which this option shall have been so exercised shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Employee and if the Employee shall so request in the notice exercising this option, shall be registered in the name of the Employee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising this option. In the event this option shall be exercised, pursuant to Article 5 hereof, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon the exercise of this option as provided herein shall be fully paid and non-assessable.

10. Option Not Transferable. This option is not transferable or assignable except by will or by the laws of descent and distribution. During the Employee’s lifetime only the Employee can exercise this option.

11. No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Employee to exercise it.

12. No Rights as Stockholder until Exercise. The Employee shall have no rights as a stockholder with respect to shares subject to this Agreement until a stock certificate therefor has been issued to the Employee and is fully paid for. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date such stock certificate is issued.

13. Withholding Taxes. The Employee hereby agrees that the Company may withhold from the Employee’s wages the appropriate amount of federal, state and local withholding taxes attributable to the Employee’s exercise of this Non-Qualified Stock Option. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such wages, or (with respect to compensation income attributable to the exercise of this option) in kind from the Common Shares otherwise deliverable to the optionee on exercise of this option. The Employee further agrees that, if the Company does not withhold an amount from the Employee’s wages sufficient to satisfy the Company’s withholding obligation, the Employee will reimburse the Company on demand, in cash, for the amount under withheld.

14. Lock-up Agreement. The Employee agrees that the Employee will not, for a period of at least ninety (90) days following the effective date of the Company’s distribution of securities in an underwritten public offering to the general public pursuant to a registration statement filed with the Securities and Exchange Commission, directly or indirectly, sell, offer to sell or otherwise dispose of the shares purchased upon the exercise of the options granted hereunder other than any such shares which are included in such public offering.

15. Provision of Documentation to Employee. By signing this Agreement the Employee acknowledges receipt of a copy of this Agreement and a copy of the Plan.

16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the Company and the Employee have caused this instrument to be executed as of the day and year first above written, and the Employee whose signature appears below acknowledges receipt of a copy of the Plan and acceptance of an original copy of this Agreement.

/S/ GLENN EHLEY		AIRNET COMMUNICATIONS CORPORATION
Glen Ehley

Address:	2703 Barrow Dr.	By:	/s/ JAMES W. BROWN
	Merritt Island FL 32952	Name	James W. Brown
		Title:	Chairman